EXHIBIT 4.6
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of January 31, 2021, salesforce.com, inc. (“Salesforce”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our common stock, par value $0.001 per share. Our common stock is listed on the New York Stock Exchange under the symbol “CRM.”
The following description of Salesforce capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the Salesforce amended and restated certificate of incorporation (“charter”) and the Salesforce amended and restated bylaws (“bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part.
DESCRIPTION OF SALESFORCE CAPITAL STOCK
Common Stock

Each share of our common stock entitles its holder to one vote on all matters to be voted upon by our stockholders. A majority of the votes cast is required for stockholders to elect directors (except that directors are elected by a plurality of the votes cast in a contested director election) and to take action on all other matters, except as otherwise required by law. Subject to any preferences that may apply to any preferred stock that may at the time be outstanding, holders of our common stock will receive ratably any dividends our board of directors declares out of funds legally available for that purpose. If we liquidate, dissolve or wind up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any preferred stock that may at the time be outstanding. Our common stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control. The ability to issue preferred stock could delay or impede a change in control.

Anti-Takeover Provisions

Some provisions of Delaware law, our amended and restated certificate of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.
Delaware Law
We are subject to Section 203 of the Delaware General Corporation Law, which regulates, subject to some exceptions, acquisitions of publicly-held Delaware corporations. In general, Section 203 prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless:
•our board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;
•upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85 percent of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•on or subsequent to the date the person became an interested stockholder, our board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3 percent of the outstanding stock not owned by the interested stockholder.
Section 203 defines a “business combination” to include:
•any merger or consolidation involving us and the interested stockholder;
•any sale, transfer, pledge or other disposition involving the interested stockholder of 10 percent or more of our assets;
•in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder;
•any transaction involving us that has the effect of increasing the proportionate share of our stock owned by the interested stockholders; and
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through us.
In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the time of determination of interested stockholder status did own, 15 percent or more of a corporation’s voting stock.
Amended and Restated Certificate of Incorporation and Bylaw Provisions
Our amended and restated certificate of incorporation and bylaws provide that:
•no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;
•the board of directors is expressly authorized to make, alter or repeal our bylaws;
•special meetings of the stockholders may only be called by the stockholders upon the written request of one or more stockholders of record that own, or who are acting on behalf of persons who own, shares representing 15% or more of the voting power of the then outstanding shares of capital stock entitled to vote on the matter or matters to be brought before the proposed special meeting, and otherwise in accordance with the certificate of incorporation and bylaws;
•stockholders may not fill vacancies on the board of directors;
•our board of directors is authorized to issue preferred stock without stockholder approval;
•stockholders must satisfy advance notice procedures to submit proposals or nominate directors for consideration at a stockholders’ meeting;
•stockholders may not cumulate votes in the election of directors;
•we will indemnify officers and directors against losses that they may incur as a result of investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.
Forum Selection Clause
Under our bylaws, unless Salesforce, in writing, selects or consents to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined in our bylaws), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware) and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. The forum selection provisions do not apply to claims brought to enforce a duty or liability created by the Exchange Act.